EXHIBIT 10.2

AMENDMENT NO. 4 TO THE

INHIBIKASE THERAPEUTICS, INC.

2020 EQUITY INCENTIVE PLAN

The Inhibikase Therapeutics, Inc. 2020 Equity Incentive Plan (as amended, the “Plan”) is hereby amended, effective as of the date of adoption of this Amendment by the Board of Directors of Inhibikase Therapeutics, Inc. (the “Company”), but subject to approval by the Company’s stockholders in accordance with Section 11 of the Plan:

1. Section 3(a) of the Plan is amended and restated in its entirety as follows:

(a) Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c) of the Plan, the maximum aggregate number of Shares that may be issued in respect of Awards under the Plan is 41,386,723 (the “Plan Limit”), plus on January 1, 2027 and each January 1 thereafter, the Plan Limit shall be cumulatively increased by the lesser of (i) 4 percent of the number of shares of Stock issued and outstanding and the number of shares of Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire Stock for a nominal exercise price on the immediately preceding December 31 or (ii) such lesser number of Shares determined by the Committee (the “Annual Increase”). Subject to adjustment as provided in Section 3(c) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan in respect of Incentive Stock Options is 41,386,723, as cumulatively increased on January 1, 2027 and each January 1 thereafter, by the lesser of (i) the Annual Increase or (ii) 7,532,534 Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares. Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

(i)
If any award granted under the Inhibikase Therapeutics, Inc. 2011 Equity Incentive Plan, as amended (the “2011 Plan”) expires, terminates, is canceled or is forfeited for any reason after the Effective Date, the Shares subject to that award will be added to the Plan Limit and become available for issuance hereunder.
(ii)
The maximum total grant date fair value of Awards (as measured by the Company for financial accounting purposes) granted to any Participant in his or her capacity as a Non-Employee Director in any single calendar year shall not exceed $750,000.

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Except as amended hereby, the terms and conditions of the Plan shall otherwise continue in full force and effect.

INHIBIKASE THERAPEUTICS, INC.

By:	/s/ Mark Iwicki
Name: Mark Iwicki
Title: Chief Executive Officer